Exhibit 99.1

ADM Reports First Quarter 2026 Results

Reports first quarter 2026 EPS2 of $0.62 and adjusted EPS1,2 of $0.71
Raises full-year adjusted EPS guidance, underpinned by the expectation of ongoing progress related to company priorities and the sustainment of a constructive environment following recent U.S. biofuels policy clarity

CHICAGO, May 5, 2026—ADM (NYSE: ADM) today reported financial results for the quarter ended March 31, 2026 and updated its full-year 2026 outlook.

First-quarter 2026 Key Takeaways:
•Net earnings of $298 million, with adjusted net earnings1 of $345 million; results included net negative mark-to-market and timing impacts3 of approximately $275 million
•EPS2 of $0.62, with adjusted EPS1,2 of $0.71

2026 Outlook4:
•ADM now expects 2026 adjusted EPS1,2 of approximately $4.15 to $4.70, up from the prior adjusted EPS1,2 guidance range of $3.60 to $4.25
•The updated outlook assumes continued progress related to company priorities and reflects expected earnings improvement primarily in ADM’s crushing and ethanol businesses as a result of the finalization of the 2026 and 2027 renewable volume obligations (“RVO”) under the U.S. Renewable Fuels Standard in March of 2026
•External factors will continue to be monitored, and include consumer trends, energy costs, supply chain dislocations, ethanol developments, and evolving global trade and tariff conditions
•Capital expenditures continue to be projected to be in the range of $1.3 to $1.5 billion

"Within a dynamic global landscape, ADM delivered robust operating performance in the first quarter, with our crushing and ethanol businesses capitalizing on a constructive biofuels environment and our Nutrition business benefiting from higher Flavors sales, the ongoing Decatur East plant recovery, and continued improvements in Animal Nutrition. With U.S. biofuels policy clarity now providing a stable regulatory framework, combined with our team’s solid execution, we are raising our earnings expectations for 2026," said Juan Luciano, Chair of the Board and CEO.

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1 Non-GAAP financial measures; see pages 6-7 and 13-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Mark-to-market and timing impacts represent estimated impact of market factor changes; see page 7 for explanation
4 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

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First Quarter 2026 Results

1Q 2026 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
1Q 2026	$384	$0.62
Percent change vs. 1Q 2025	9%	2%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
1Q 2026	$764	$0.71
Percent change vs. 1Q 2025	2%	1%

1 Non-GAAP financial measures; see pages 6-7 and 13-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Summary of First Quarter 2026

For the first quarter of 2026, earnings before income taxes were $384 million, compared to the prior year quarter of $353 million. EPS2 on a GAAP basis was $0.62, representing an increase of approximately 2% compared to the prior year quarter EPS of $0.61. Adjusted EPS1,2 was $0.71, an increase of approximately 1% compared to the prior year quarter of $0.70.

Total segment operating profit1 was $764 million, an increase of 2% compared to the prior year quarter. This excludes net specified item charges of $10 million.

1Q 2026 Segment Overview
($ in millions)	1Q 2026	1Q 2025	% Change
Total Segment Operating Profit[1]	$764	$747	2%
Segment Operating Profit:
Ag Services & Oilseeds	273	412	(34)%
Carbohydrate Solutions	356	240	48%
Nutrition	135	95	42%

1 Non-GAAP financial measures; see pages 6-7 and 13-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

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Agriculture Services and Oilseeds Summary (AS&O)

AS&O segment operating profit was $273 million for the first quarter of 2026, a decrease of 34% compared to the prior year quarter. The year-over-year decrease was primarily due to net negative mark-to-market and timing impacts attributable to the strengthening commodity environment as a result of U.S. biofuels policy clarity. Current period results included approximately $275 million of net negative mark-to-market and timing impacts, of which roughly 70% was attributable to Crushing, 20% to Refined Products and Other, and 10% to Ag Services. Prior year quarter results included net negative impacts of approximately $22 million, of which the majority related to Ag Services.

Ag Services subsegment operating profit was 26% higher compared to the prior year quarter, supported by higher export activity from North America, which included increased soybean and sorghum shipments to China and strong corn exports. The prior year quarter also was impacted by certain export duties.

Crushing subsegment operating profit was lower by $126 million compared to the prior year quarter. The decrease was attributable to net negative mark-to-market and timing impacts, with the movement being driven by the strengthening margin environment. Plant processed volumes improved in the first quarter of 2026, with oilseed tonnage produced increasing by 2% compared to prior year quarter. Additionally, soybean meal sales remained strong throughout the quarter.

Refined Products and Other subsegment operating profit was 36% lower compared to the prior year quarter. The decrease largely resulted from net negative mark-to-market and timing impacts in the current quarter. Similar to the Crushing subsegment, the movement in mark-to-market and timing impacts stemmed from the strengthening margin environment.

Equity earnings from the company’s investment in Wilmar were approximately 8% lower compared to the prior year quarter and exclude $55 million of charges reported as specified items.

1Q 2026 AS&O Overview
($ in millions)	1Q 2026	1Q 2025	% Change[1]
Segment Operating Profit	$273	$412	(34)%
Ag Services	200	159	26%
Crushing	(79)	47	NM
Refined Products and Other	86	134	(36)%
Wilmar	66	72	(8)%

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

Carbohydrate Solutions Summary

Carbohydrate Solutions segment operating profit was $356 million for the first quarter of 2026, an increase of 48% compared to the prior year quarter. The year-over-year increase was primarily a result of strengthening ethanol margins, supported by effective risk management and policy incentives.

Starches and Sweeteners subsegment operating profit increased by 11% compared to the prior year quarter, primarily due to higher ethanol margins related to ADM’s corn wet-milling ethanol operations, which were partially offset by lower global liquid sweeteners and starches volumes and margins.

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Vantage Corn Processors subsegment operating profit increased by $94 million compared to the prior year quarter, as ADM’s corn dry-milling ethanol operations benefited from strengthening ethanol margins, supported by effective risk management and policy incentives.

1Q 2026 Carbohydrate Solutions Overview
($ in millions)	1Q 2026	1Q 2025	% Change[1]
Segment Operating Profit	$356	$240	48%
Starches and Sweeteners	229	207	11%
Vantage Corn Processors	127	33	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

Nutrition Summary

Nutrition segment operating profit was $135 million for the first quarter of 2026, representing a 42% increase compared to the prior year quarter. The year-over-year increase was attributable to improved performance in both the Human Nutrition and Animal Nutrition subsegments, including foreign exchange gains.

Human Nutrition subsegment operating profit was 39% higher compared to the prior year quarter, largely driven by higher Flavors sales, foreign exchange gains and the continued recovery of the Decatur East plant.

Animal Nutrition subsegment operating profit was 55% higher compared to the prior year quarter, primarily driven by portfolio actions taken over the last year, combined with improved margins as a result of focusing on higher-margin product lines, on-going cost optimization efforts, and foreign exchange gains.

1Q 2026 Nutrition Overview
($ in millions)	1Q 2026	1Q 2025	% Change
Segment Operating Profit	$135	$95	42%
Human Nutrition	104	75	39%
Animal Nutrition	31	20	55%

Corporate and Other Business Summary

For the first quarter of 2026, Corporate and Other Business’s contribution to operating profit was lower compared to the prior year quarter driven primarily by higher claim settlements in Other Business, partially offset by lower corporate function costs.
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Conference Call Information

ADM will host a webcast today, May 5, 2026, at 7:30 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we're leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical or current fact included in this press release, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “forecast”, “will,” “should,” “can have,” “likely,” “goals,” “objectives,” “priorities,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its future results of operations, growth opportunities, operational execution and improvements, changes to the margin environment, future demand, future investments, policy changes, and the biofuels environment, global trade clarity, and global market volatility are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, (1) operational risks related to equipment failure, natural disasters, epidemics, pandemics, adverse weather conditions, accidents, explosions, fires, war or acts of terrorism, cybersecurity incidents or other unexpected outages; (2) risks related to the availability and prices of agricultural commodities, agricultural commodity products, other raw materials and energy, including impacts from factors outside the Company’s control such as changes in market conditions, weather conditions, crop disease, plantings, climate change, competition and changes in global demand, as well as risks relating to global and regional economic downturns; (3) risks related to compliance with, and changes in, government programs, policies, laws, and regulations, including those related to trade, tariffs, sanctions, biofuels, sustainability, food safety and quality, the environment, tax, and financial markets; (4) risks related to international conflicts, acts of terrorism or war, sanctions, maritime piracy and other geopolitical events or economic disruptions, as well as other risks related to the disruption of global markets and trade flows; (5) risks and uncertainties relating to acquisitions, equity investments, joint ventures, integrations, divestitures, and other transactions; (6) risks relating to the Company’s execution of its strategic priorities, including achieving cost reductions and operational improvements, organic and inorganic growth and innovation in its products and services; (7) risks related to the Company’s technology systems and cybersecurity incidents; and (8) other risks, assumptions and uncertainties that are described in Item 1A, "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as may be updated in subsequent Quarterly Reports on Form 10-Q. For these statements, the Company claims the protection
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of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States (GAAP), and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other Business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding Other Business, Corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable non-controlling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA. EBITDA is defined as earnings before interest on borrowings, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates Adjusted EBITDA
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by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and Adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital. Cash flows from operations before working capital is defined as cash flows from operating activities adjusted for changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Forecasted GAAP Earnings Reconciliation. ADM is not presenting forecasted GAAP earnings per diluted share, forecasted net earnings, forecasted total debt, or forecasted effective tax rate, or a quantitative reconciliation of those metrics to forecasted adjusted earnings per diluted share, forecasted adjusted EBITDA, forecasted net debt, or forecasted adjusted effective tax rate, respectively, in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Mark-to-market and timing impact

Mark-to-market and timing impacts represent changes in agricultural commodity pricing and foreign currency market factors and are not necessarily reflective of the operating performance of our business. Mark-to-market and timing impacts represent the estimated net unrealized gain and loss impacts of market factor changes on the valuation of certain of our merchandisable commodity inventories (including certain commodity inventories valued at the lower of cost or market), forward cash purchase and sales contracts, and futures and foreign currency contracts. The final mark-to-market and timing impacts will be realized when the underlying inventory, forward cash purchase and sales contracts, and futures and foreign currency contracts are settled.

Media Contact
Brett Lutz
media@adm.com

Investor Relations
Kate Walsh
Kathryn.Walsh@adm.com

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended
	March 31,
(In millions)	2026	2025	Change

Segment Operating Profit
Ag Services and Oilseeds	$273	$412	$(139)
Ag Services	200	159	41
Crushing	(79)	47	(126)
Refined Products and Other	86	134	(48)
Wilmar	66	72	(6)

Carbohydrate Solutions	$356	$240	$116
Starches and Sweeteners	229	207	22
Vantage Corn Processors	127	33	94

Nutrition	$135	$95	$40
Human Nutrition	104	75	29
Animal Nutrition	31	20	11

Corporate Results	$(423)	$(441)	$18

Interest expense - net	(105)	(100)	(5)
Unallocated corporate function costs	(344)	(352)	8
Other income - net	31	16	15
Specified items:
Impairment, exit, restructuring charges, and settlement contingencies	(5)	(5)	—

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended
	March 31,
	2026	2025
	(in millions, except per share amounts)

Revenues	$20,490	$20,175
Cost of products sold	19,268	18,995
Gross Profit	1,222	1,180
Selling, general, and administrative expenses	961	932
Asset impairment, exit, and restructuring costs	12	38
Equity in (earnings) of unconsolidated affiliates	(89)	(144)
Interest and investment (income)	(125)	(138)
Interest expense	149	158
Other (income) - net	(70)	(19)
Earnings Before Income Taxes	384	353
Income tax expense	81	61
Net Earnings Including Non-controlling Interests	303	292

Less: Net earnings (loss) attributable to non-controlling interests	5	(3)
Net Earnings Attributable to ADM	$298	$295

Diluted earnings per common share	$0.62	$0.61

Weighted average number of shares outstanding – diluted	484	483

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Summary of Financial Condition
(unaudited)

	March 31, 2026	March 31, 2025
	(in millions)
Net Investment In
Cash and cash equivalents	$591	$864
Short-term marketable securities	33	33
Operating working capital	9,363	10,283
Property, plant, and equipment	10,972	11,000
Investments in affiliates	5,800	5,022
Goodwill and other intangibles	6,560	6,875
Other non-current assets	2,272	2,623
	$35,591	$36,700
Financed By
Short-term debt	$1,719	$2,765
Long-term debt, including current maturities	7,610	8,300
Deferred liabilities	3,159	3,253
Temporary equity	292	255
Shareholders’ equity	22,811	22,127
	$35,591	$36,700

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Summary of Cash Flows
(unaudited)

	Three months ended
	March 31
	2026	2025
	(in millions)
Cash flows from operating activities (1)
Net earnings including non-controlling interests	$303	$292
Depreciation and amortization	293	287
(Gain) on asset contributions, sales and investment revaluation, net	(57)	(26)
Other – net	(97)	(114)
Other changes in operating assets and liabilities	(292)	(781)
Net cash provided by (used in) operating activities	150	(342)

Cash flows from investing activities
Capital expenditures	(194)	(291)
Net assets of businesses acquired	—	(90)
Proceeds from sales of assets, businesses and investments	26	10
Purchases of marketable securities	—	(11)
Proceeds from sales of marketable securities	4	248
Other – net	36	5
Net cash used in investing activities	(128)	(129)

Cash flows from financing activities
Net borrowings under lines of credit agreements	919	863
Cash dividends	(254)	(247)
Other – net	(53)	(29)
Net cash provided by financing activities	612	587
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	(27)	16
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	607	132
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	5,505	3,924
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$6,112	$4,056

1 Cash flows from operations before working capital is a Non-GAAP financial measure. Cash flows from operations before working capital year-to-date 2026 was $442 million, calculated as cash flows provided by operating activities of $150 million, adjusted for changes in working capital of $(292) million. Cash flows from operations before working capital year-to-date 2025 was $439 million, calculated as cash flows used in operating activities of $(342) million, adjusted for changes in working capital of $(781) million for year-to-date 2025.
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Segment Operating Analysis
(unaudited)

	Quarter ended
	March 31,
	2026	2025
	(in ‘000s metric tons)
Certain processed volumes (by commodity)
Oilseeds	9,299	9,091
Corn	4,542	4,581

	Quarter ended
	March 31,
	2026	2025
	(in millions)
Revenues
Ag Services and Oilseeds	$16,001	$15,675
Carbohydrate Solutions	2,559	2,571
Nutrition	1,805	1,817
Total Segment Revenues	20,365	20,063
Other Business	125	112
Total Revenues	$20,490	$20,175

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Total Segment Operating Profit
A Non-GAAP financial measure
(unaudited)

	Quarter ended
	March 31
(In millions)	2026	2025	Change

Earnings before income taxes	$384	$353	$31
Other Business (earnings)	(53)	(96)	43
Corporate	423	441	(18)
Specified items:
(Gain) on sales of assets and businesses	(62)	—	(62)
Impairment, exit, restructuring charges, and settlement contingencies	17	49	(32)
ADM's share of equity method investment non-recurring charges	$55	$—	$55
Total Segment Operating Profit	$764	$747	$17

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended March 31,
	2026		2025
	In millions	Per share	In millions	Per share
Net earnings and reported EPS (diluted)	$298	$0.62	$295	$0.61
Adjustments:
(Gain) on sales of assets and businesses (a)	(47)	(0.10)	—	—
Impairment, exit, restructuring charges, and settlement contingencies (b)	29	0.06	43	0.09
ADM's share of equity method investment non-recurring charges (c)	55	0.11	—	—
Certain discrete tax adjustments (d)	10	0.02	—	—
Total adjustments	47	0.09	43	0.09
Adjusted net earnings and adjusted diluted EPS	$345	$0.71	$338	$0.70

(a)Current year quarter amounts of $62 million ($47 million after tax) were primarily driven by gains from contribution of assets related to the launch of certain joint venture arrangements, tax effected using the Company’s U.S. income tax rate.
(b)Current year quarter charges of $35 million ($29 million after tax) were primarily driven by charges related to inventory adjustments and contingent settlements, tax effected using the applicable tax rates. Prior year quarter charges of $54 million pretax ($43 million after tax) were related to restructuring and contingencies, tax effected using the applicable tax rates.
(c)Current year quarter charges of $55 million was driven by the Company’s share of non-recurring charges related to provisions recorded by Wilmar.
(d)Discrete tax adjustment relates to the non-recurring impact of updated tax regulations.

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Return on Invested Capital (ROIC) and Adjusted ROIC
Non-GAAP financial measures
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Mar. 31, 2026

Net earnings attributable to ADM	$219	$108	$456	$298	$1,081
Adjustments:
Interest expense(1)	116	106	108	111	441
Tax on interest	(28)	(25)	(26)	(26)	(105)
Total ROIC Earnings	307	189	538	383	1,417
Other adjustments, net of tax	233	341	(35)	47	586
Total Adjusted ROIC Earnings	$540	$530	$503	$430	$2,003

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Quarter Average

Equity(2)	$22,430	$22,494	$22,733	$22,804	$22,615
Interest-bearing liabilities(3)	9,252	7,956	8,509	9,426	8,786
Total Invested Capital	31,682	30,450	31,242	32,230	31,401
Other adjustments, net of tax	233	341	(35)	47	147
Total Adjusted Invested Capital	$31,915	$30,791	$31,207	$32,277	$31,548

Return on Invested Capital					4.5%
Adjusted Return on Invested Capital					6.4%

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes non-controlling interests
(3) Includes short-term debt, long term debt and finance lease obligations

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Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
Non-GAAP financial measures
(unaudited)

					Four Quarters	Four Quarters
	Quarter Ended				Ended	Ended
	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	Mar. 31, 2026	Mar. 31, 2025
			(in millions)
Net earnings	$219	$108	$456	$298	$1,081	$1,366
Net (loss) earnings attributable to non-controlling interests	(2)	2	(2)	5	3	(14)
Income tax expense	62	37	22	81	202	372
Interest expense(1)	116	106	108	111	441	507
Depreciation and amortization(2)	286	295	296	289	1,166	1,145
EBITDA	681	548	880	784	2,893	3,376
(Gain) on sales of assets and businesses	(8)	(31)	—	(62)	(101)	(11)
Impairment, exit, restructuring charges, and settlement contingencies	323	261	293	35	912	549
ADM's share of equity method investment non-recurring charges and (gains), net	—	163	(254)	55	(36)
(Gain) on contract termination	(69)	—	—	—	(69)	—
Expenses related to acquisitions	—	—	—	—	—	7
Railroad maintenance expense	4	12	47	—	63	64
Adjusted EBITDA	$931	$954	$965	$812	$3,662	$3,985

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes $5 million, $3 million, $9 million, and $4 million of accelerated depreciation recorded within restructuring charges as a specified item for the three months ended June 30, 2025, September 30, 2025, December 31, 2025, and March 31, 2026, respectively.

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